UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

BIO-KEY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13463	41-1741861
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

(Address of principal executive offices) (Zip Code)

(732) 359-1100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2017, Robert J. Michel was appointed to serve on the Board of Directors of BIO-key International, Inc. (the “Company”, “we”, or “us”).

Robert J. Michel, 60, has over thirty years of accounting and financial management experience and currently serves as a consultant with Feuer & Orlando, LLP, New York, NY based CPA firm. From 2009 until March, 2016, Mr. Michel was the Chief Financial Officer of Asta Funding, Inc. (Nasdaq: ASFI), a diversified financial services company operating in five reportable segments in the United States, with the Consumer Receivables segment also operating in South America.  Mr. Michel was responsible for all financial matters and SEC reporting. From 2004 until 2009, Mr. Michel served as the Controller and the Director of Financial Reporting and Compliance for Asta Funding. Mr. Michel is a certified public accountant, earned a MBA in Taxation from St. John’s University, and a BS, Business Administration, from Villanova University. Mr. Michel’s substantial experience in accounting and financial management for public companies provides the Board with a deep knowledge of financial and SEC reporting and strengthens the Board’s collective qualifications, skills, and experience as our business continues to grow and expand internationally.

Mr. Michel has been appointed to serve on the Audit Committee as its Chairman.

In connection with his appointment to our board of directors, on April 10, 2017, we made a grant of options to Mr. Michel 10,000 shares of common stock at an exercise price of $2.64 per share. The options have a term of 7 years and vest in equal annual installments over the three-year period commencing from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-Key International, Inc.

Date: April 10, 2017	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer